UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 12, 2009

(Date of earliest event reported)

Pioneer Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	333-103293 (Commission File Number)	44-0607504 (I.R.S. Employer Identification No.)

4700 Belleview Avenue, Suite 300

Kansas City, Missouri 64112

(Address of principal executive office)(Zip Code)

(816) 756-2020

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

Secured Senior Lending Agreement. On June 12, 2009, Pioneer Financial Services, Inc., a Missouri corporation and the registrant (the "Company") and certain of its subsidiaries (together with the Company, the "Borrowers," "we," "us" or "our," each a "Borrower") entered into a Secured Senior Lending Agreement (the "Loan Agreement") with the lenders listed on the Loan Agreement ("the Lenders") and UMB Bank, N.A. ("Agent"). The Loan Agreement replaces and supersedes the Senior Lending Agreement, dated as of June 9, 1993, as subsequently amended (the "SLA"). However, any notes issued under the SLA that are still outstanding continue to be subject to the terms of the SLA and related notes rather than the terms of the Loan Agreement.

A brief description of the material terms of the Loan Agreement is set forth below. Such description is subject in its entirety to the actual terms of the Loan Agreement, which is filed with this current report on Form 8-K as Exhibit 4.1 and incorporated by reference herein. Generally, the terms of the Agreement are similar to the terms of the SLA.

The initial term of the Loan Agreement ends on March 31, 2010 and is automatically extended annually unless any Lender gives written notice of its objection by March 1 of each calendar year. The assets of all the Borrowers secure the loans extended under the Loan Agreement for the benefit of the Lenders and other holders of the notes issued pursuant to the Loan Agreement or the SLA ("the Senior Debt"). The facility is an uncommitted facility that provides common terms and conditions pursuant to which the individual Lenders may make loans to the Borrowers in the future. Currently eight lenders are party to the Loan Agreement. Although the Lenders have made an indication of interest to lend funds, the Lenders are not under any contractual obligation to lend any additional funds to the Borrowers and any Lender may elect not to participate in any future fundings without penalty. However, if a Lender desires to make a loan to a Borrower it must do so in accordance with the Loan Agreement.

As of March 31 of each year, each Lender is to deliver to us a written indication of whether or not it wishes to participate in future fundings and the amount it expects to be willing to fund during the next 12 months. As of June 12, 2009, all the Lenders have indicated in writing their willingness to participate in fundings up to an aggregate of approximately $201.5 million during the next nine months. This includes all amounts currently outstanding under the SLA. Additionally, as of June 12, 2009, we have an additional $62.2 million in amortizing notes outstanding from banks that are not currently funding us.

If a Lender were to elect not to participate in future fundings, any existing borrowings from that Lender under the revolving credit line notes or amortizing notes would be payable in accordance with the underlying note.

The Loan Agreement gives the Company access to a revolving credit line and amortizing notes. The revolving credit line is payable in accordance with the terms of the respective revolving credit line note. The revolving credit line notes bear interest at the prime rate of interest as reported under "Money Rates" in The Wall Street Journal, adjusted daily. The minimum interest rate per annum may not be less than 5%. Further, the Borrowers have the right to increase the interest rate above this minimum in response to changing market conditions so long as the rate of interest on all existing Senior Debt is also increased to such new rate.

All amortizing notes have terms and are payable as provided in the respective amortizing notes. All amortizing notes bear interest per annum at a rate calculated by reference to data from Bloomberg equal to the 90 day moving average rate of treasury notes with maturities specified at the time of the extension of credit plus 270 basis points. The interest rate may not be less than 6.25%. Further, the Borrowers shall have the right to increase the basis point in response to changing market conditions so long as such increase is not made within 30 days following an extension of credit pursuant an amortizing note bearing an interest rate calculated using a lower basis point.

The Company must pay the participating Lenders an annual uncommitted availability fee, which is paid quarterly. The fee will equal 40 basis points multiplied by the average outstanding amount of all amortizing notes held by the Lenders outstanding at any time during the preceding calendar quarter. If a Lender notifies the Borrowers that it will no longer extend debt to the Borrowers pursuant to new amortizing notes, then the Company will not be required to pay such Lender an uncommitted availability fee. Borrower shall again owe the fee when such Lender extends new debt on all of Borrower's requests to such Lender for additional amortizing notes during the most recent completed calendar quarter.

Without the prior written consent of the Agent and two-thirds of the Lenders, the aggregate maximum principal amount of debt outstanding under the Loan Agreement and the SLA each year by all Lenders may not be increased by more than 20% in any year starting from a base amount of $275 million. Approval of a new Lender or financial institution by the Agent and two-thirds of the lenders also serves as approval of an increase in the principal amount of debt which may be issued under the Loan Agreement up to the amount of credit that such new Lender or financial institution has indicated it may make available to the Borrowers and that has been disclosed to the Lenders.

Substantially all of our assets secure this debt under the Loan Agreement. The Loan Agreement also limits, among other things, our ability to (1) incur additional debt from the Lenders beyond that allowed by specific financial ratios and tests, (2) borrow or incur other additional debt except as permitted in the Loan Agreement , (3) pledge assets, (4) pay dividends, (5) consummate certain asset sales and dispositions, (6) merge, consolidate or enter into a business combination with any other person, (7) pay to MidCountry Financial Corp., our parent (“MCFC”), more than $735,000 (as adjusted annually by the Consumer Price Index) in service charge fees each year except as provided in the Loan Agreement, (8) purchase, redeem, retire or otherwise acquire any of our outstanding equity interests, (9) issue additional equity interests, (10) guarantee the debt of others without reasonable compensation and only in the ordinary course of business or (11) enter into management agreements with our affiliates.

Under the Loan Agreement, we are subject to certain financial covenants that require that we, among other things, maintain specific financial ratios and satisfy certain financial tests. In part, these covenants require us to: (1) maintain an allowance for credit losses equal to or greater than the allowance for credit losses shown on our audited financial statements as of the end of our most recent fiscal year and at no time less than 5.25% of our consolidated net receivables, (2) limit our senior indebtedness as of the end of each quarter to not greater than four times our tangible net worth, (3) maintain a positive net income in each fiscal year, (4) limit our senior indebtedness as of the end of each quarter to not greater than 80% of our consolidated net receivables, and (5) maintain a consolidated total required capital of at least $75 million plus 50% of the cumulative positive net income earned by us during each of our fiscal years ending after September 30, 2008. Any part of the 50% of positive net income not distributed by us as a dividend for any fiscal year within 120 days after the last day of such fiscal year must be added to our consolidated total required capital and may not be distributed as a dividend or otherwise. No part of the consolidated total required may be distributed as a dividend.

The Loan Agreement permits us to issue new debt that is subordinate and junior to the Senior Debt. The Loan Agreement also expressly permits us to buy and sell blocks of loans in the ordinary course of our business.

The breach of any of these covenants or other terms of the Loan Agreement could result in an event of default under the Loan Agreement. If an event of default occurs (other than an event of default relating to any Borrower's insolvency, receivership, bankruptcy or similar proceeding) and, after notice, is not timely cured, the Agent may declare the entire principal amount of senior debt with interest immediately due and payable. If an event of default relating to any Borrower's insolvency, receivership, bankruptcy or similar proceeding occurs and, after notice, is not timely cured, the entire outstanding principal and unpaid interest due on the senior debt and all of the other obligations of the Borrowers under the Loan Agreement shall automatically become immediately due and payable.

Once an event of default has occurred, the Agent has the right, on behalf of all holders of the Senior Debt, to immediately take possession and control of the collateral. When the Agent notifies such Borrower of an event of default, the interest rate on all Senior Debt will automatically increase to a default rate equal to 2% above the interest rate otherwise payable on such senior debt. The default rate will remain in effect so long as any event of default has not been cured.

After the Agent declares that an event of default has occurred and accelerates the Senior Debt, the Company's sister company, MidCountry Bank, through its Military Banking Division (“MidCountry Bank”), will, upon the Agent's written request and in accordance with the Amended and Restated Non-Recourse Loan Sale and Master Services Agreement (the "LSMS Agreement"), perform loan maintenance and collection services on all receivables due the Company under military loans or retail installment contracts for a service charge of 110% of MidCountry Bank's actual cost of providing such services. Upon the Agent's request but no more than once every 12 months commencing on the day upon which MidCountry Bank begins performing services for the Agent, MidCountry Bank will, pursuant to the LSMS, provide the Agent with information the Agent reasonably requires to determine the basis upon which MidCountry Bank calculated its cost of providing the Agent services.

Unlimited Continuing Guaranty. In connection with execution of the Loan Agreement, MCFC entered into an Unlimited Continuing Guaranty in favor of the Agent. A brief description of the material terms of the Unlimited Continuing Guaranty, is set forth below. Such description is subject in its entirety to the actual terms of the Unlimited Continuing Guaranty which is filed with this current report on Form 8-K as Exhibit 10.2 and incorporated by reference herein.

MCFC guaranteed the Senior Debt and accrued interest in accordance with the terms of the Unlimited Continuing Guaranty. Under the Unlimited Continuing Guaranty, MCFC also agreed to indemnify the Lenders and the Agent for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Lenders or the Agent for payments made under the Senior Debt that are rescinded or must be repaid by lenders to us. If MCFC is required to satisfy any of borrowers' obligations under the Senior Debt, the Lenders and the Agent will assign without recourse the related Senior Debt to MCFC.

Negative Pledge Agreement. Concurrently, in connection with the execution of the Loan Agreement, MCFC entered into a Negative Pledge Agreement in favor of the Agent. A brief description of the material terms of the Negative Pledge Agreement is set forth below. Such description is subject in its entirety to the actual terms of the Negative Pledge Agreement, which is filed with this current report on Form 8-K as Exhibit 4.2 and which is incorporated by reference herein.

Under the Negative Pledge Agreement, MCFC represented that it will not pledge, sell, assign or transfer its ownership of all or any part of the issued and outstanding capital stock of the Company and will not otherwise or further encumber any of such capital stock beyond the currently existing negative pledge thereof in favor of Branch Banking and Trust, a North Carolina banking corporation headquartered in Winston-Salem, North Carolina. Once the pledge of the capital stock of the Company to BB&T is terminated, MCFC will pledge all of its capital stock in the Company to the Agent for the benefit of the lenders to secure payment of all Senior Debt.

Amended and Restated Non-Recourse Loan Sale and Master Services Agreement. Concurrently, in connection with the execution of the Loan Agreement, the Company entered into the LSMS Agreement with MidCountry Bank and the Agent. The LSMS Agreement replaced and superseded the Loan and Sale and Master Services Agreement dated June 1, 2007, between the Company and MidCountry Bank.

A brief description of the material terms of the LSMS Agreement is set forth below. Such description is subject in its entirety to the actual terms of the LSMS Agreement which is filed with this current report on Form 8-K as Exhibit 10.1 and incorporated by reference herein. Generally, the terms of the LSMS Agreement are similar to the terms of the Original LSMS Agreement.

The initial term of the LSMS Agreement is five years. The LSMS Agreement term shall automatically be extended for one year terms after the initial term.

Under the LSMS Agreement, MidCountry Bank plans to originate without recourse to MidCountry Bank military consumer loans in the same manner as the Company originated such loans and in accordance with MidCountry Bank's lending policy. MidCountry Bank will then sell the military consumer loans without recourse to us. We have the exclusive right to purchase these loans. Payment for the military consumer loans shall be settled on a daily basis or on such other periodic basis as the parties determine. MidCountry Bank may also originate for its own account (and not sale to the Company) non-military consumer loans.

In connection with purchasing the Loans, the Company will pay MidCountry Bank a loan origination fee in the amount of $35.00 for each military consumer loan originated by MidCountry Bank and purchased by the Company. This fee will be adjusted annually on the basis of the annual increase or decrease in MidCountry Bank’s FAS 91 cost analysis. Under the LSMS Agreement, MidCountry Bank will also provide the Company's subsidiaries with various services, including consumer loan servicing and retail installment contract servicing (collectively, the “Services”). On a monthly basis, the Company will pay MidCountry Bank a servicing fee in an amount equal to 8.4% of the outstanding principal balance of the military consumer loans and retail installment contracts serviced as of the last day of each month. MidCountry Bank will also retain all ancillary revenue, including late charges and nonsufficient funds fees associated with the loans and retail installment contracts. The servicing fee will be adjusted annually on the basis of the annual increase or decrease in the Consumer Price Index.

The Company will also pay MidCountry Bank an annual fee of $33.86 for each military consumer loan and retail installment contract owned by the Company at the end of the fiscal year. The annual fee will be paid in monthly installments. This fee will be adjusted annually on the basis of the annual increase or decrease in the Consumer Price Index.

To facilitate MidCountry Bank's servicing of the military consumer loans and retail installment contracts, the Company has granted MidCountry Bank during the term of the LSMS Agreement (1) the non-exclusive rights to use certain intellectual properties, including its trade names and service marks, and (2) the right to use its Daybreak system or other systems used by MidCountry Bank and the related hardware and software. The Company has retained ownership of these items. The Company has also granted MidCountry Bank non-exclusive rights to market additional products and services to the Company's U.S. military borrowers. The Company retains all other borrower relationships.

If the LSMS Agreement is terminated or the Company is in default under the Loan Agreement, Agent may retain MidCountry Bank to perform loan maintenance and collection services on all notes securing the Senior Debt, for a service charge equal to 110% of MidCountry Bank’s actual cost of providing such services. Agent may also request that MidCountry Bank transfer possession and use of the Daybreak system or other systems used by MidCountry Bank and all the related hardware and software and all documents, instruments and records pertaining to outstanding notes securing the Senior Debt to Agent or its designee. MidCountry Bank shall allow the Agent to employ or otherwise use the services of all of MidCountry Bank’s employees working in the Pioneer Military Lending division of MidCountry Bank reasonably necessary to service and collect outstanding notes securing Senior Debt and must cooperate with Agent to sell or transfer such notes.

Item 9.01	Financial Statements and Exhibits

Pursuant to the rules and regulations of the SEC, the Company has filed certain agreements as exhibits to this current report on Form 8-K. These agreements may contain representations, warranties and covenants by the parties and other factual information about us, MidCountry Bank or MCFC or their respective businesses or operations. These representations, warranties covenants and other factual statements (1) have been made solely for the benefit of the other party or parties to such agreements; (2) were made only as of the date of such agreements or such other date(s) as expressly set forth in such agreements and are subject to more recent developments, which may not be fully reflected in our public disclosure, (3) may have been subject to qualifications with respect to materiality, knowledge and other matters, which qualifications modify, qualify and create exceptions to the representations, warranties and covenants in the Agreements, (4) may be qualified by disclosures made to such other party or parties in connection with signing such agreements, which disclosures contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants in such agreements, (5) have been made to reflect the allocation of risk among the parties to such agreements rather than establishing matters as facts, and (6) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations, warranties, covenants and statements of act should not be relied upon by investors as they may not describe our actual state of affairs as of June 12, 2009 or as of the date of filing this current report on Form 8-K.

Number	Description

4.1	Secured Senior Lending Agreement, dated as of June 12, 2009, among Pioneer Financial Services, Inc., the listed lenders and UMB Bank, N.A.
4.2	Negative Pledge Agreement, dated as of June 12, 2009, from MidCountry Financial Corp. in favor of UMB Bank, N.A., as Agent
10.1

Amended and Restated Non-Recourse Loan Sale and Master Services Agreement, dated as of June 12, 2009, among MidCountry Bank, through its Pioneer Military Lending Division, Pioneer Funding, Inc., listed other affiliated entities of Pioneer Financial Services, Inc. and UMB Bank, N.A.

10.2	Unlimited Continuing Guaranty, dated as of June 12, 2009, from MidCountry Financial Corp. in favor of UMB Bank, N.A., as Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER FINANCIAL SERVICES, INC.

By:	/s/ Thomas H. Holcom, Jr.
Thomas H. Holcom, Jr.
Chief Executive Officer and President

Date: June 18, 2009